Exhibit 99.1

Contacts:
Susan M. Kanaya	Burns McClellan
Senior Vice President, Finance and	Media Inquiries
Chief Financial Officer or	Justin Jackson
Markus J. Cappel, Ph.D.	212-213-0006
Chief Business Officer	jjackson@burnsmc.com
650-210-2900
investor@chemocentryx.com

ChemoCentryx Announces Appointment of James L. Tyree to the

Company’s Board of Directors

MOUNTAIN VIEW, Calif., June 7, 2012 – ChemoCentryx, Inc. (NASDAQ:CCXI) announced today that James L. Tyree has been appointed to the Company’s Board of Directors, effective immediately and that it has increased the size of its board from six to seven. Mr. Tyree is a former Executive Vice President of Abbott Laboratories and brings to the ChemoCentryx Board extensive senior leadership and operational experience in the pharmaceutical and biotechnology industries.

“We are privileged to have Jim join the ChemoCentryx Board of Directors,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer, ChemoCentryx. “His distinguished career in health care heading global pharmaceutical products and business development in the pharmaceutical industry, make him a great addition.”

“I am honored to join the ChemoCentryx Board,” stated Mr. Tyree. “ChemoCentryx has an impressive track record advancing novel medicines into clinical development, and I look forward to contributing my perspective and insights as the Company further advances toward commercialization.”

During the last fourteen years, Mr. Tyree has held numerous executive positions at Abbott Laboratories, including Corporate Vice President Pharmaceutical and Nutritional Products Group Business Development, Senior Vice President Global Nutrition and Executive Vice President Global Pharmaceuticals. He retired as President Abbott Biotechnology Ventures on March 31, 2012. Prior to joining Abbott, Mr. Tyree was the President of SUGEN, Inc., a biotechnology company focused on oncology. Earlier in his career, Mr. Tyree held management positions in Bristol-Myers Squibb, Pfizer and Abbott. Over his entire career, he was a four time expatriate living and working over six years in Latin America and seven years in Japan. Mr. Tyree is a member of the Advisory Board of the University of Chicago Booth Graduate School of Business, a member of the Chicago Council on Global Affairs and co-chairman of the Global Health Policy Roundtable. Mr. Tyree also serves as a director for a number of privately held companies. Mr. Tyree earned Bachelor’s Degrees in Psychology and Forensic Studies and a Master’s Degree in Business Administration from Indiana University.

ABOUT CHEMOCENTRYX

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. The Company’s most advanced drug candidate, vercirnon (also known as Traficet-EN, CCX282 or GSK1605786), a specific CCR9 inhibitor, completed a multi-national clinical trial, called PROTECT-1, in patients with moderate-to-severe Crohn’s disease, where it demonstrated the ability to induce a clinical response and to maintain clinical remission, and is now in Phase III clinical development. The Company’s lead independent drug candidate, CCX140, a CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. Other clinical programs include CCX354 (also known as GSK2941266), a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis, and CCX168, a C5aR inhibitor in Phase II clinical development for the treatment of anti-neutrophil cytoplasmic antibody (ANCA)-associated vasculitis. ChemoCentryx also has several programs in advanced preclinical development.

FORWARD-LOOKING STATEMENTS

ChemoCentryx cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the Securities and Exchange Commission (“SEC”), including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Report on Form 10-Q for the three-month period ended March 31, 2012, which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.ChemoCentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

# # #

CCXI – G